Exhibit 99.1

PRESS RELEASE

Leslie’s Announces Strategic Transaction to Strengthen Financial Foundation and Position the Company for the Future

Enters into Restructuring Support Agreement to eliminate approximately 90% of debt and secure $150 million of new capital, including $90 million of new-money DIP financing and a $60 million equity financing

Initiates prearranged restructuring process to implement financial and operational reorganization with support from over 80% of existing lenders

Operations to continue in the ordinary course, with customers continuing to receive the products, solutions, and service they rely on for their pool and spa care needs

PHOENIX, AZ – September 30, 2026 – Leslie’s, Inc. (“Leslie’s” or the “Company”), the largest and most trusted direct-to-customer brand in the U.S. pool and spa care industry serving residential customers and pool professionals nationwide, today announced that it has entered into a Restructuring Support Agreement (“RSA”) with a group of its existing lenders that lays the groundwork for transactions that will significantly strengthen the Company’s capital structure, rationalize its retail operational footprint and create greater financial flexibility to support reinvestment in the business and continued focus on operating execution of its strategic transformation.

The RSA includes commitments for $90 million of new-money debtor-in-possession (“DIP”) financing and a $60 million equity financing, with the equity financing fully backstopped by certain of the RSA parties, and a reduction of approximately $685 million or 90% of the Company’s outstanding funded debt. With a stronger financial foundation, deleveraged balance sheet, optimized store footprint, and liquidity to further invest in the business, Leslie’s will be well-positioned to reinvest in its operations, enhance the customer experience, and continue serving customers with the service, expertise, and solutions that make Leslie’s the best choice for pool and spa owners.

To implement the restructuring transactions that the RSA contemplates as efficiently as possible, Leslie’s filed voluntary petitions for prearranged chapter 11 cases in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). Upon emergence, the Company expects to be under the majority ownership of a group of its existing lenders who support Leslie’s mission to deliver unparalleled expertise, service, and innovative solutions for its customers. Leslie’s expects to move through this process efficiently, with the goal of emerging from chapter 11 in early 2027.

“Today’s announcement marks an important milestone in our commitment to our customers and our business,” said Jason McDonell, Chief Executive Officer of Leslie’s. “With a stronger balance sheet and greater financial flexibility, Leslie’s can reinvest across the business to strengthen operating execution and deliver an even better experience for our customers, both in-store and online. Leslie’s is here to stay, and I am deeply grateful to our employees, customers, and partners for their continued support as we work to position Leslie’s for a strong future.”

Importantly, Leslie’s remains fully operational and committed to serving customers without interruption, including through its physical stores and digital platforms. As part of its ongoing efforts to strengthen operating performance, Leslie’s continues to evaluate opportunities to better align its store network with customer demand and long-term business objectives. In connection with this evaluation, Leslie’s today announced the closure of 76 stores. All remaining stores outside of those that were recently closed remain open and fully operational to serve customers. Through the chapter 11 process, Leslie’s will continue to evaluate its real estate portfolio to better align its footprint with the long-term needs of the business.

Leslie’s will continue operating in the ordinary course of business throughout the chapter 11 process and remains committed to honoring its obligations to employees, partners, and vendors and delivering for its customers without disruption. The Company has filed a number of customary “first day” motions, which, upon approval by the Court, will enable Leslie’s to continue to pay employee wages and benefits as usual, maintain customer programs, honor obligations to vendors, and obtain other relief measures common in these circumstances. All gift cards and loyalty program benefits will continue to be honored.

To fund operations without disruption during the chapter 11 process, Leslie’s has also filed a motion seeking approval of the $90 million DIP facility from a group of its existing lenders and a fully committed $225 million DIP asset-based financing facility from its existing ABL lenders. Upon Court approval, these financing arrangements will provide sufficient liquidity to support the Company’s operations throughout the chapter 11 process.

Additional information regarding Leslie’s chapter 11 cases, including Court filings and other documents related to the proceedings, is available through the Company’s claims agent, Kroll, at https://restructuring.ra.kroll.com/lesliespool. Stakeholders with questions can contact Kroll by calling (844) 408-3397 (U.S. / Canada) or +1 (646) 825-3745 (International) or emailing LesliesPoolInfo@ra.kroll.com.

Leslie’s also launched a dedicated website for stakeholders to get information about the chapter 11 cases at lesliespool.com/our-future/.

Advisors

Simpson Thacher & Bartlett LLP and Haynes and Boone, LLP are serving as legal advisors, Berkeley Research Group, LLC is serving as financial and restructuring advisor, Centerview Partners LLC is serving as investment banker, and C Street Advisory Group is serving as strategic communications advisor to the Company.

About Leslie’s

Founded in 1963, Leslie’s is the largest and most trusted direct-to-customer brand in the U.S. pool and spa care industry serving residential customers and pool professionals nationwide. The company serves the aftermarket needs of residential and professional consumers with an extensive and largely exclusive assortment of essential pool and spa care products. The company operates an integrated ecosystem of more than 850 physical locations and a robust digital platform, enabling consumers to engage with Leslie’s whenever, wherever, and however they prefer to shop. Its dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering Leslie’s consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

Media Contact

C Street Advisory Group

Leslies@thecstreet.com